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                                                                                                                        EXHIBIT 12.1


                                                                                                                         SIX MONTHS
                                                                                                                            ENDED
(IN THOUSANDS)                                                         YEAR ENDED DECEMBER 31,                             JUNE 30,
                                                    1998             1999           2000          2001          2002        2003
                                                    ----             ----           ----          ----          ----        ----

FIXED CHARGES COMPUTATION:
Fixed Charges                                          -                -              -             -             -            -
Preferred stock dividend                      $        -     $          -     $   14,382       $ 8,563     $   2,344     $    297
                                              ------------------------------------------------------------------------------------
    Total fixed charges plus preferred
    dividends                                          -                -         14,382         8,563         2,344          297

EARNINGS COMPUTATION:
Loss before equity in income of investee        (114,426)      (1,063,444)      (329,527)      (16,417)      (22,659)      (1,685)
Add:
    Fixed charges                                      -                -              -             -             -            -
    Preferred stock dividend                           -                -         14,382         8,563         2,344          297
                                              ------------------------------------------------------------------------------------
                                              $ (114,426)    $ (1,063,444)    $ (315,145)     $ (7,854)    $ (20,315)    $ (1,388)
                                              ====================================================================================

Ratio of earnings to fixed charges                   N/A              N/A            N/A           N/A           N/A          N/A
Ratio of earning to fixed charges plus
preferred dividends (a)
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(a) For the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2003 earnings were not sufficient to cover fixed charges plus preferred dividends by approximately $329.5 million, $16.4 million, $22.7 million and $1.7 million respectively.